SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 7, 2013

Community Trust Bancorp, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Kentucky (state or other jurisdiction of incorporation)	001-31220 (commission file number)	61-0979818 (irs employer identification no.)
346 North Mayo Trail, Pikeville, Kentucky (address of principal executive offices)		41501 (zip code)
Registrant’s telephone number, including area code (606) 432-1414

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

From time to time, Community Trust Bancorp, Inc. (“CTBI”) and/or its affiliates may be involved in information requests, reviews, investigations, and proceedings (both formal and informal) by various governmental agencies and law enforcement authorities regarding their respective businesses.  Any of these matters may result in material adverse consequences to CTBI and its affiliates, including adverse judgments, findings, limitations on merger, and acquisition activity, settlements, fines, penalties, orders, injunctions, and other actions.  Such adverse consequences may be material to the financial position of CTBI or its results of operations.

The Federal Reserve has made requests for information and is currently investigating Community Trust Bank’s (“CTB”) overdraft fee assessment methodology.  On October 7, 2013, representatives of the Federal Reserve informed CTB that Federal Reserve staff is recommending that the Federal Reserve Division of Consumer and Community Affairs cite CTB for a violation based on an unfair and deceptive practice.  CTBI continues to believe that CTB’s practices are neither unfair nor deceptive and are consistent with methodologies prevalent in the banking industry.  If the Federal Reserve takes such action, it would likely result in one or more of the above-described material consequences.  CTBI expects to recognize an accrual against earnings with respect to this matter, but cannot reasonably estimate the amount of such accrual until additional information is received from the Federal Reserve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY TRUST BANCORP, INC.

Date: October 11, 2013	By:	/s/ Jean R. Hale
Jean R. Hale
Chairman, President and Chief Executive Officer